Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

Dated as of July 21, 2021

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the date first set forth above (the “Effective Date”) is entered into by and between C-Bond Systems, Inc., a Colorado corporation (the “Company”), and Michael Wanke (the “Executive”). The Company and Executive may collectively be referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company desires to employ the Executive as the President of its Safety Solutions Group and the Executive desires to serve in such capacity on behalf of the Company, in each case subject to the terms and conditions herein:

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The term of this Agreement (the “Initial Term”) shall begin as of the Effective Date and shall end on the earlier of (i) the third anniversary of the Effective Date and (ii) the time of the termination of the Executive’s employment in accordance with Section 3. This Initial Term and any Renewal Term (as defined below) shall automatically be extended for one or more additional terms of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either the Company or Executive provide notice to the other Party of their desire to not so renew the Initial Term or Renewal Term (as applicable) at least thirty (30) days prior to the expiration of the then-current Initial Term or Renewal Term, as applicable. All unvested shares of stock and stock options shall expire upon such termination.

(b) Duties. The Company hereby appoints Executive, and Executive shall serve, as President of its Safety Solutions Group. Executive shall report to the Company’s President and the Company’s Chief Executive Officer. The Executive shall have such duties and responsibilities as are consistent with Executive’s position. In addition, Executive will continue to serve as President of Mobile Tint LLC dba A1 Glass Coating (“Mobile”)

(c) Best Efforts. During the Term, the Executive shall devote Executive’s best efforts and full time and attention to promote the business and affairs of the Company and its affiliated companies, including Mobile and shall be engaged in other business activities only to the extent that such activities are not competitive with the Company and do not interfere or conflict with Executive’s obligations to the Company hereunder, including, without limitation, the obligations pursuant to Section 6. Notwithstanding the foregoing, the Executive may (A) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments and consult non-competitive businesses so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder. The foregoing shall also not be construed as preventing the Executive from investing Executive’s assets in such form or manner as will not require any significant services on Executive’s part in the operation of the affairs of the businesses or entities in which such investments are made; provided, however, that the Executive shall not invest in any business competitive with the Company, except that the Executive shall be permitted to own not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or quoted on the OTC Markets.

2. Compensation and Other Benefits. As compensation for the services to be rendered hereunder, during the Term the Company shall pay to the Executive the salary and bonuses, and shall provide the benefits, as set forth in this Section 2.

(a) Base Salary. Mobile shall pay to the Executive an annual base salary of $240,000 annually, payable on a bi-weekly basis commencing on the effective date (the “Base Salary”). It is understood that although the Executive’s Base Salary will be paid by Mobile, only 50% of the Base Salary will be deducted from the calculation of the EBIT Value as defined in Section 2.06 of the Share Exchange Agreement and Plan of Reorganization dated June 30, 2021, by and between by and among C-Bond Systems, Inc., Mobile Tint LLC, the Shareholders of Mobile Tint LLC; and Michael Wanke as the Shareholder Representative. For the avoidance of doubt, 50% of the Base Salary will be allocated to the expenses of Mobile, and the other 50% of the Base Salary will be allocated to the expenses of the Company.

(b) Bonus. The Executive shall be eligible for an annual bonus payment in an amount to be determined by the Board of Directors of the Company (the “Bonus”). The Bonus shall be determined and payable based on the achievement of certain performance objectives of the Company as established by the Board and communicated to and agreed to by the Executive in writing as soon as practicable after commencement of the year in respect of which the Bonus is paid. The Bonus, if earned, is payable in cash and/or restricted stock at the discretion of the Board. It is understood between the Parties that the target bonus for each year shall be up to 50% of the Base Salary.

(c) Equity Grants. The Executive shall be eligible for an annual equity award (typically granted in or about May) in accordance with Company’s policies and subject to the terms of the C-Bond Systems, Inc. 2018 Long Term Incentive Plan and standard form of restricted share agreement.

(d) Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time.

(e) Vacation. The Executive shall be entitled to 4 weeks of vacation annually, holiday and sick leave at levels no less than commensurate with those provided to any other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

(f) Retirement and Welfare Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions, on a basis no less than commensurate with those provided to any other senior executives of the Company. The Executive shall also be entitled to coverage of 100% of his personal health insurance costs (directly, or by reimbursement for the difference created by legally mandated health insurance cost coverage limits). Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date, provided that any such amendment or termination shall be effective as to the Executive only if it is equally applicable to every other senior executive officer of the Company.

3. Termination.

(a) Definition of Cause. For purposes hereof, “Cause” shall mean:

(i) a material violation of any material written rule or policy of the Company, a copy of which has been provided to Executive, and which the Executive fails to correct within 10 days after the Executive receives written notice from the Board of such violation;

(ii) misconduct by the Executive to the material and demonstrable detriment of the Company;

(iii) the Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

(iv) the Executive’s continued and ongoing gross negligence in the performance of Executive’s duties and responsibilities to the Company as described in this Agreement; or

(v) the Executive’s material failure to perform Executive’s duties and responsibilities to the Company as described in this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness as determined by a doctor appointed by the Board or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the Executive of the specific nature of such material failure and the Executive’s failure to cure such material failure within ten (10) days following receipt of such notice.

(b) Definition of Good Reason. For purposes hereof, “Good Reason” shall mean:

(i) The Executive no longer being the President of the Safety Solutions Group of the Company;

(ii) a reduction in Base Salary, other than as part of an across-the-board reduction in salaries of management personnel (including all vice presidents and positions above) of less than 20%;

(iii) at any time following a Change of Control (as defined in Section 4), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the Executive as compared to immediately prior to a Change of Control;

(iv) any other material breach by the Company of any of the terms and conditions of this Agreement which the Company fails to correct within 10 days after the Company receives written notice from Executive of such violation.

(c) Termination by the Company. The Company may terminate the Term and Executive’s employment hereunder at any time, with or without Cause, subject to the terms and conditions herein.

(i) For Cause. In the event that the Company terminates the Term or Executive’s employment hereunder with Cause, then in such event, (A) the Company shall pay to Executive any unpaid Base Salary and benefits then owed or accrued, and any unreimbursed expenses incurred by the Executive pursuant to Section 2(e), in each case through the termination date, and each of which shall be paid within 10 days following the termination date; and (B) all of the Parties’ rights and obligations hereunder shall thereafter cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination, and subject to Section 16.

(ii) Without Cause. In the event that the Company terminates the Term or Executive’s employment hereunder without Cause, then in such event, subject to Section 3(f), the Company shall pay to Executive a severance (payable monthly over the remaining term) equal to the compensation remaining for the total term of such Agreement.

(d) Termination by the Executive. The Executive may terminate the Term or resign from Executive’s employment hereunder at any time, with or without Good Reason.

(i) With Good Reason. In the event that Executive terminates the Term or resigns from Executive’s employment hereunder with Good Reason, the Company shall pay to Executive the amounts, and Executive shall, be entitled, subject to Section 3(f), to such benefits (including without limitation retaining stock awards previously granted), that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company without Cause pursuant to Section 3(c)(ii).

(ii) Without Good Reason. In the event that Executive terminates the Term or resigns from Executive’s employment hereunder without Good Reason, the Company shall pay to Executive the amounts, and Executive shall be entitled to such benefits (including without limitation retaining stock awards previously granted), that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company with Cause pursuant to Section 3(c)(i).

(e) Termination by Death or Disability. In the event of the Executive’s death or total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) during the Term, the Term and Executive’s employment shall terminate on the date of death or total disability as determined by a doctor chosen by the Board and Executive shall be entitled to such benefits that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company with Cause pursuant to Section 3(c)(i).

(f) The payment of the severance amounts outlined in this Agreement, other than the payment of accrued base salary and expense reimbursement under Sections 3(c)(i), 3(d)(ii) and 3(e), shall be contingent on the receipt by the Company of a complete release of all claims from the Executive in a form mutually agreed by the Parties.

(g) Automatic Termination. This Agreement and all covenants contained herein (including but not limited to those set forth in Sections 6 through 11) shall automatically terminate and be of no further force and effect if Company elects to rescind the Share Exchange Agreement Dated June 30, 2021 between Company, Mobile Tint, LLC and Executive (the “SEA”) pursuant to Section 6.10 of the SEA. The effective date of such termination shall be the same as the date that the Mobile Units (defined in the SEA) are reconveyed to the Mobile Shareholder (defined in the SEA).

4. Change of Control.

A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition. Notwithstanding anything herein to the contrary, the issuance of additional equity from numerous sources in connection with a capital raise by the Company shall not be a Change of Control. However, if a single investor or small group of related investors acting in one or a series of transactions, provide capital so as to take control of the Company (more than 50%), it shall be a change of control. For example, if a private equity firm(s) or a strategic investor invest significant capital into the Company resulting in their equity being in excess of 50%, it shall be a change of control.

(a) If a Change of Control, as defined above, occurs during the term of this Agreement, all unvested stock options/grants of the Executive shall vest in full upon the closing of the Change of Control transaction. Upon the closing of a Change of Control event, this Agreement shall terminate.

5. Post-Termination Assistance. Upon the Executive’s termination of employment with the Company, the Executive agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of the Executives’ employment. The Executive further agrees that Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a party and as to which the Executive has knowledge; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Executive’s then current employment.

6. Restrictive Covenants.

(a) In consideration of the obligations of the Company hereunder, the Executive agrees that Executive shall not:

(i) during the Term and for a period of two years after a termination of the Executive’s employment with the Company for any reason, (A) directly or indirectly become an employee, director, consultant or advisor of, or otherwise affiliated with, any business which provides, in whole or in part, the same or similar services and/or products offered by Company, or (B) directly or indirectly solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company at any time on or after the date of such termination (unless more than six months shall have elapsed between the last day of such person’s employment by the Company and the first date of such solicitation or hiring);

(ii) during or after the Term, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any other action which disparages the Company or its officers, directors, businesses or reputations; or during or after the Term, without the written consent of the Board, disclose to any person other than as required by law or court order, any confidential information obtained by the Executive while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business

(iii) as the Company, or information disclosed by the Company by any member of the Board or any other officer thereof to a third party without restrictions on the disclosure of such information.

(b) Executive agrees that the geographic scope of the above restrictions shall extend to the geographic area in which Company actively conducted business immediately prior to termination of this Agreement or expiration of the Term.

(c) For the purpose of Section 5 and Section 6 only, the term “Company” shall mean the Company and its subsidiaries. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(d) Executive admits and agrees that Executive’s breach of the provisions of this Section 6 would result in irreparable harm to the Company. Accordingly, in the event of Executive’s breach or threatened breach of such restrictions, Executive agrees that the Company shall be entitled to an injunction restraining such breach or threatened breach without the necessity of posting a bond or other security. Further, in the event of Executive’s breach, the duration of the restrictions contained in this Section 6 shall be extended for the entire time that the breach existed so that the Company is provided with the benefit of the full-time period provided herein.

(e) In addition to injunctive relief, the Company shall be entitled to any other remedy available in law or equity by reason of Executive’s breach or threatened breach of the restrictions contained in this Section 6.

(f) If the Company or Executive retains an attorney to enforce or attest the provisions of this Section 6, the successful Party in such proceeding shall be entitled to receive its attorneys’ fees and costs so incurred both prior to filing a lawsuit, during the lawsuit and on appeal, from the unsuccessful Party in such proceeding.

(g) It is the intent and understanding of each Party hereto that if, in any action before any arbitration panel, court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Section 6 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such arbitration panel, court or agency.

(h) Notwithstanding any provision of this Agreement to the contrary, the foregoing Restrictive Covenant shall cease and be of no further force and effect if Company terminates this Agreement without Cause or Executive terminates this Agreement for Good Reason.

7. Enforcement. The Executive hereby expressly acknowledges that the restrictions contained in Section 6 are reasonable and necessary to protect the Company’s legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of such restrictions will result in irreparable harm to the Company. The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the restrictions contained in Section 6, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph may be brought in any court of applicable jurisdiction and venue located in the State of Texas (the “Selected Courts”), (ii) consents to the non-exclusive jurisdiction of the Selected Courts in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any Selected Court.

8. No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others; provided, however, the Company shall have the right to offset the amount of any funds loaned or advanced to the Executive and not repaid against any severance obligations the Company may have to the Executive hereunder.

9. Return of Documents. Upon termination of Executive’s employment, the Executive agrees to return all documents belonging to the Company in Executive’s possession including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, books, notes and all copies thereof, whether in written, electronic or other form; provided that the Executive may retain copies of Executive’s rolodex. In addition, the Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in Executive’s possession, remain under Executive’s control, or have been transferred to any third person.

10. Intellectual Property Rights.

(a) Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable or patentable works. Executive agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Executive in the course of any work performed for Company (“Company Work Product”). Executive agrees (a) to use Executive’s best efforts to maintain such Company Work Product in trust and strict confidence; (b) not to use Company Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Company Work Product to any third party without first obtaining Company’s express written consent on a case-by-case basis.

(b) Ownership of Company Work Product. Executive agrees that any and all Company Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law and shall be the sole and exclusive property of Company.

Assignment of Company Work Product. Executive irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Executive retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in the Company Work Product. Executive hereby grants to Company a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and display in any form or medium whether now known or later developed, distribute, make, use and sell any and all Executive owned or controlled Work Product or technology that Executive uses to complete the services and which is necessary for Company to use or exploit the Company Work Product.

(c) Assistance. Executive agrees to cooperate with Company or its designee(s), both during and after the Term, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement. Executive will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. Executive’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Executive at a reasonable rate to be mutually agreed upon after such termination for the time actually spent by Executive at Company’s request on such assistance.

(d) Executive Representations and Warranties. Executive hereby represents and warrants that:

(i) Company Work Product will be an original work of Executive or all applicable third parties will have executed assignments of rights reasonably acceptable to Company;

(ii) Executive will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to any third party;

(iii) Executive has full right and power to enter into and perform Executive’s obligations under this Agreement without the consent of any third party; and

(iv) Executive will comply with any written safety procedures or policies promulgated by the Company.

11. Confidentiality.

(a) Definition. For purposes of this Agreement, “Confidential Information” shall mean all Company Work Product and all non-public written, electronic, and oral information or materials of Company communicated to or otherwise obtained by Executive in connection with this Agreement, which is related to the products, business and activities of Company, its Affiliates (as defined below), and subsidiaries, and their respective customers, clients, suppliers, and other entities with which such party does business, including: (i) all costing, pricing, technology, software, documentation, research, techniques, procedures, processes, discoveries, inventions, methodologies, data, tools, templates, know how, intellectual property and all other proprietary information of Company; (ii) the terms of this Agreement; and (iii) any other information identified as confidential in writing by Company. Confidential Information shall not include information that: (a) was lawfully known by Executive without an obligation of confidentiality before its receipt from Company; (b) is independently developed by Executive without reliance on or use of Confidential Information; (c) is or becomes publicly available without a breach by Executive of this Agreement; or (d) is disclosed to Executive by a third party which is not required to maintain its confidentiality. An “Affiliate” of a Party shall mean any entity directly or indirectly controlling, controlled by, or under common control with, such Party at any time during the Term for so long as such control exists.

(b) Company Ownership. Company shall retain all right, title, and interest to the Confidential Information, including all copies thereof and all rights to patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein and appurtenant thereto. Subject to the terms and conditions of this Agreement, Company hereby grants Executive a non-exclusive, non-transferable, license during the Term to use any Confidential Information solely to the extent that such Confidential Information is necessary for the performance of Executive’s duties hereunder. Executive shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever in Confidential Information, which shall be the sole and exclusive property and confidential information of Company. No identifying marks, copyright or proprietary right notices may be deleted from any copy of Confidential Information. Nothing contained herein shall be construed to limit the rights of Company from performing similar services for, or delivering the same or similar deliverable to, third parties using the Confidential Information and/or using the same personnel to provide any such services or deliverables.

(c) Confidentiality Obligations. Executive agrees to hold the Confidential Information in confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such Confidential Information to any person or entity or to use the Confidential Information for any purposes whatsoever, without the express written permission of Company, other than disclosure to Executive’s, partners, principals, directors, officers, employees, subcontractors and agents on a “need-to-know” basis as reasonably required for the performance of Executive’s obligations hereunder or as otherwise agreed to herein. Executive shall be responsible to Company for any violation of this Section 11 by Executive’s employees, subcontractors, and agents. Executive shall maintain the Confidential Information with the same degree of care, but no less than a reasonable degree of care, as Executive employs concerning its own information of like kind and character.

(d) Required Disclosure. If Executive is requested to disclose any of the Confidential Information as part of an administrative or judicial proceeding, Executive shall, to the extent permitted by applicable law, promptly notify Company of that request and cooperate with Company, at Company’s expense, in seeking a protective order or similar confidential treatment for the Confidential Information. If no protective order or other confidential treatment is obtained, Executive shall disclose only that portion of Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information which is required to be disclosed.

(e) Enforcement. Executive acknowledges that the Confidential Information is unique and valuable, and that remedies at law will be inadequate to protect Company from any actual or threatened breach of this Section 11 by Executive and that any such breach would cause irreparable and continuing injury to Company. Therefore, Executive agrees that Company shall be entitled to seek equitable relief with respect to the enforcement of this Section 11 without any requirement to post a bond, including, without limitation, injunction and specific performance, without proof of actual damages or exhausting other remedies, in addition to all other remedies available to Company at law or in equity. For greater clarity, in the event of a breach or threatened breach by Executive of any of the provisions of this Section 11, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, Company shall be entitled to a permanent injunction or other like remedy in order to prevent or restrain any such breach or threatened breach by Executive, and Executive agrees that an interim injunction may be granted against Executive immediately on the commencement of any action, claim, suit or proceeding by Company to enforce the provisions of this Section 11, and Executive further irrevocably consents to the granting of any such interim or permanent injunction or any like remedy. If any action at law or in equity is necessary to enforce the terms of this Section 11, Executive, if it is determined to be at fault, shall pay Company’s reasonable legal fees and expenses on a substantial indemnity basis.

(f) Related Duties. Executive shall: (i) promptly deliver to Company upon Company’s request all materials in Executive’s possession which contain Confidential Information; (ii) use its best efforts to prevent any unauthorized use or disclosure of the Confidential Information; (iii) notify Company in writing immediately upon discovery of any such unauthorized use or disclosure; and (iv) cooperate in every reasonable way to regain possession of any Confidential Information and to prevent further unauthorized use and disclosure thereof.

(g) Legal Exceptions. Further notwithstanding the foregoing provisions of this Section 11, Executive may disclose confidential information as may be expressly required by law, governmental rule, regulation, executive order, court order, or in connection with a dispute between the Parties; provided that prior to making any such disclosure, Executive shall use its best efforts to: (i) provide Company with at least fifteen (15) days’ prior written notice setting forth with specificity the reason(s) for such disclosure, supporting documentation therefor, and the circumstances giving rise thereto; and (ii) limit the scope and duration of such disclosure to the strictest possible extent.

(h) Limitation. Except as specifically set forth herein, no licenses or rights under any patent, copyright, trademark, or trade secret are granted by Company to Executive hereunder, or are to be implied by this Agreement. Except for the restrictions on use and disclosure of Confidential Information imposed in this Agreement, no obligation of any kind is assumed or implied against either Party or their Affiliates by virtue of meetings or conversations between the Parties hereto with respect to the subject matter stated above or with respect to the exchange of Confidential Information. Each party further acknowledges that this Agreement and any meetings and communications of the Parties and their affiliates relating to the same subject matter shall not: (i) constitute an offer, request, invitation or contract with the other Party to engage in any research, development or other work; (ii) constitute an offer, request, invitation or contract involving a buyer-seller relationship, joint venture, teaming or partnership relationship between the Parties and their affiliates; or (iii) constitute a representation, warranty, assurance, guarantee or inducement with respect to the accuracy or completeness of any Confidential Information or the non-infringement of the rights of third persons.

12. Effect of Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

13. Assignment. This Agreement may not be assigned by either Party without the express prior written consent of the other Party hereto, except that the Company (i) may assign this Agreement to any subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of the Executive, and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.

14. No Third-Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the Parties hereto.

15. Entire Agreement; Effectiveness of Agreement. This Agreement sets forth the entire agreement of the Parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company. Notwithstanding the foregoing, this Agreement shall not supersede or replace any agreement entered into between the Company and the Executive with respect to any plan or benefit described in Section 2(f).

16. Survival. The provisions of Section 4, Section 5, Section 6, Section 7, Section 9, Section 10, Section 11, this Section 16, Section 18 and Section 19 shall survive any termination or expiration of this Agreement.

17. Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW.

19. Arbitration.

(a) Other than as set forth in Section 7, any controversy, claim or dispute arising out of or relating to this Agreement or the Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in San Antonio, Texas pursuant to then-prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted by three arbitrators, with one arbitrator selected by each Party and the third arbitrator selected by the two arbitrators so selected by the Parties. The arbitrators shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrators’ decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrators may be entered in the Selected Courts. Each Party will pay its own expenses of arbitration and the expenses of the arbitrators will be equally shared provided that, if in the opinion of the arbitrators any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrators may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrators as the arbitrators deem appropriate. The arbitrators may not award either Party punitive or consequential damages. Notwithstanding the foregoing, this arbitration provision shall not apply to any employment related claims or administrative proceedings that cannot properly be the subject of arbitration according to applicable law.

(b) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Indemnification. During the Term, the Executive shall be entitled to indemnification and insurance coverage for directors’ and officers’ liability, fiduciary liability and other liabilities arising out of the Executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive or member of the Board and to the full extent provided by the Company’s certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the Term. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

21. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, or by registered or certified mail, return receipt requested, postage prepaid, or by email with return receipt requested and received or nationally recognized overnight courier service, addressed as set forth below or to such other address as either Party shall have furnished to the other in writing in accordance herewith. All notices, requests, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail, and (iii) on receipt of confirmed delivery, if sent by email.

If to the Company: C-Bond Systems, Inc.

Attn: Scott R. Silverman

6035 South Loop East

Houston, TX 77033

Email: ssilverman@cbondsystems.com

If to Executive:

Michael Wanke

2029 Pat Booker Road

Universal City, TX 78148

Email: mike@a1glasscoating.com

22. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the Party preparing the contract, is waived by the Parties hereto. Each Party acknowledges that such Party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such Party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

24. Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

C-Bond Systems, Inc.

By:	/s/ Scott R. Silverman
Name:	Scott R. Silverman, Chief Executive Officer, Chairman of the Board of Directors

Michael Wanke

By:	/s/ Michael Wanke
Name:	Michael Wanke